Ex. 99.1
XPEL Reports Record Revenue of $102.7 million in Third Quarter 2023

San Antonio, TX – November 8, 2023 – XPEL, Inc. (Nasdaq: XPEL) a global provider of protective films and coatings, today announced results for the quarter ended September 30, 2023.

Third Quarter 2023 Highlights:

•Revenues increased 14.4% to $102.7 million in the third quarter.

•Gross margin percentage improved to 40.4% in the third quarter.

•Net income grew 2.5% to $13.7 million, or $0.49 per share, compared to $13.3 million, or $0.48 per share, in the same quarter of 2022.

•EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew 4.1% to $19.7 million, or 19.2% of revenues, compared to $18.9 million in third quarter 2022.1
First Nine Months Highlights:

•Revenues increased 18.4% to $290.8 million in the first nine months of 2023.

•Gross margin percentage improved to 41.8% in the first nine months of 2023.

•Net income grew 23.6% to $40.8 million, or $1.48 per share, compared to $33.0 million, or $1.20 per share, in the first nine months of 2022.

•EBITDA grew 23.4% to $59.2 million, or 20.4% of revenues compared to $48.0 million in the first nine months of 2022.1

For comparative performance purposes, during the third quarter, the Company incurred approximately $1.0 million in inventory write-offs which negatively impacted gross margin. The Company’s selling, general and administrative expenses were negatively impacted by approximately $0.3 million in executive relocation costs, $0.3 million in acquisition-related legal costs and $0.5 million in R & D related costs. The Company also incurred approximately $0.3 million in negative foreign exchange impact.

Normalizing for these items, Adjusted EBITDA would have grown approximately 16.7% with Adjusted EBITDA margin of approximately 21.5% and Adjusted EPS would have been approximately $0.56 per share.1

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “It was a busy and solid quarter for the Company. We continue to see strong demand for our products and services and our unique channel strategy positions us to be wherever that demand takes us.”

For the Quarter Ended September 30, 2023:

Revenues. Revenues increased approximately $12.9 million, or 14.4%, to $102.7 million as compared to $89.8 million in the third quarter of the prior year.

Gross Margin. Gross margin was 40.4% compared to 39.8% in the third quarter of 2022.

Expenses. Operating expenses increased to $23.9 million, or 23.3% of sales, compared to $18.5 million, or 20.6% of sales in the prior year period.

Net income. Net income was $13.7 million, or $0.49 per basic and diluted share, versus net income of $13.3 million, or $0.48 per basic and diluted share in the third quarter of 2022.

EBITDA. EBITDA was $19.7 million, or 19.2% of sales, as compared to $18.9 million, or 21.1% of sales in the prior year.1

For the Nine Months Ended September 30, 2023:

Revenues. Revenues increased approximately $45.2 million, or 18.4%, to $290.8 million as compared to $245.5 million in the first nine months of the prior year.

Gross Margin. Gross margin was 41.8% compared to 39.3% in the first nine months of 2022.

Expenses. Operating expenses increased to $68.7 million, or 23.6% of sales, compared to $53.4 million, or 21.7% of sales in the prior year period.

Net income. Net income was $40.8 million, or $1.48 per basic and diluted share, versus net income of $33.0 million, or $1.20 per basic and diluted share in the first nine months of 2022.

EBITDA. EBITDA was $59.2 million, or 20.4% of sales, as compared to $48.0 million, or 19.5% of sales in the prior year.1

1See reconciliation of non-GAAP financial measures below.

Conference Call Information

The Company will host a conference call and webcast today, November 8, 2023 at 11:00 a.m. Eastern Time to discuss the Company’s third quarter 2023 results and conditions, including our fourth quarter outlook.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use access code: 565846

A replay of the teleconference will be available until December 8, 2023 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 49265.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Without limitation, the risks and uncertainties affecting XPEL are described in XPEL’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on our website at http://www.xpel.com and at http://www.sec.gov. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: xpel@imsinvestorrelations.com

XPEL Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Product revenue	$81,125	$72,616	$229,339	$197,753
Service revenue	21,552	17,142	61,416	47,759
Total revenue	102,677	89,758	290,755	245,512

Expenses
Cost of product sales	51,876	47,225	143,613	129,646
Cost of service sales	9,272	6,767	25,660	19,400
Total cost of sales	61,148	53,992	169,273	149,046
Gross Margin	41,529	35,766	121,482	96,466

Operating Expenses
Sales and marketing	7,730	6,297	22,554	18,515
General and administrative	16,170	12,162	46,180	34,859
Total operating expenses	23,900	18,459	68,734	53,374

Operating Income	17,629	17,307	52,748	43,092

Interest expense	85	391	946	933
Foreign exchange (loss) gain	398	372	419	833

Income before income taxes	17,146	16,544	51,383	41,326
Income tax expense	3,490	3,226	10,553	8,302
Net income	$13,656	$13,318	$40,830	$33,024

Earnings per share
Basic	$0.49	$0.48	$1.48	$1.20
Diluted	$0.49	$0.48	$1.48	$1.20
Weighted Average Number of Common Shares
Basic	27,623	27,616	27,620	27,614
Diluted	27,644	27,620	27,634	27,615

XPEL Inc.
Condensed Consolidated Balance Sheets
(In thousands except per share data)

	(Unaudited)	(Audited)
	September 30, 2023	December 31, 2022
Assets
Current
Cash and cash equivalents	$10,374	$8,056
Accounts receivable, net	24,115	14,726
Inventories	92,458	80,575
Prepaid expenses and other current assets	11,091	3,464
Total current assets	138,038	106,821
Property and equipment, net	15,690	14,203
Right-of-use lease assets	14,014	15,309
Intangible assets, net	29,461	29,294
Other non-current assets	971	972
Goodwill	28,602	26,763
Total assets	$226,776	$193,362
Liabilities
Current
Current portion of notes payable	$—	$76.60
Current portion of lease liabilities	3,650	3,885
Accounts payable and accrued liabilities	42,059	22,970
Income tax payable	836	470
Total current liabilities	46,545	27,402
Deferred tax liability, net	1,205	2,049
Other long-term liabilities	950	1,070
Borrowings on line of credit	0	26,000
Non-current portion of lease liabilities	11,523	12,119
Total liabilities	60,223	68,640
Commitments and Contingencies (Note 11)
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,628,953 and 27,616,064 issued and outstanding, respectively	28	28
Additional paid-in-capital	12,050	11,073
Accumulated other comprehensive loss	(2,179)	(2,203)
Retained earnings	156,654	115,824
Total stockholders’ equity	166,553	124,722
Total liabilities and stockholders’ equity	$226,776	$193,362

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation
(In thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Income	$13,656	$13,318	$40,830	$33,024
Interest	85	391	946	933
Taxes	3,490	3,226	10,553	8,302
Depreciation	1,199	890	3,229	2,486
Amortization	1,288	1,117	3,660	3,248
EBITDA	$19,718	$18,942	$59,218	$47,993

Adjusted EBITDA Reconciliation
(In thousands)

(Unaudited)
Three Months Ended September 30, 2023
EBITDA	$19,718
Inventory write-offs	1,012
Relocation costs	341
Acquisition-related legal costs	250
Research and development	500
Foreign exchange	293
Adjusted EBITDA	$22,114

Adjusted EPS Reconciliation
(In thousands)

(Unaudited)
Three Months Ended September 30, 2023
Net income	$13,656
Inventory write-offs	806
Relocation costs	272
Acquisition-related legal costs	199
Research and development	398
Foreign exchange	233
Adjusted net income	$15,564

Adjusted earnings per share
Basic	0.56
Diluted	0.56
Weighted average number of common shares
Basic	27,623
Diluted	27,644